                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE
MONDAY, APRIL 12, 1999


               APOGEE ENTERPRISES, INC. SIGNS DEFINITIVE AGREEMENT
                  TO SELL LARGE-SCALE DOMESTIC CURTAINWALL UNIT
  -- Upon closing the sale, Apogee will substantially conclude operating in its large-scale curtainwall and construction businesses;
    the company's focus will be on Glass Technologies and Glass Services. --


MINNEAPOLIS, MN, April 12, 1999 -- Apogee Enterprises, Inc. (Nasdaq: APOG) announced today that it has entered into a stock purchase agreement to sell all of the stock of its large-scale domestic curtainwall business, Harmon Ltd., to CH Holdings, Inc., a private company located in St. Louis, Missouri, and a leader in curtainwall construction. Consummation of the sale is expected to occur within the next several weeks and is subject to certain closing conditions.

Harmon Ltd. is the nation's largest designer and installer of curtainwall and window systems for nonresidential construction. Through its work on such landmark projects as the Getty Museum and the San Francisco International Airport, Harmon Ltd. has established a reputation for curtainwall design and engineering excellence. In fiscal 1999, Harmon Ltd. generated revenues of approximately $85 million. By comparison, in fiscal 1998, Apogee reported consolidated net sales of $913 million.

Apogee's planned sale of Harmon Ltd. combined with last year's exit from its international curtainwall operations and the November 1998 sale of its Detention & Security unit will effectively take the company out of the large-scale curtainwall and construction business. Near the end of 1997, Apogee began exiting from its international curtainwall operations, which produced considerable losses in the 1990s. That exit is in the process of winding down.

"This agreement completes our previously announced plan to exit our higher-risk businesses and focus on the core businesses which we believe will provide Apogee with the best opportunity for growth in shareholder value," said Russell Huffer, President and Chief Executive Officer of Apogee Enterprises, Inc. "When the sale is completed, Apogee will focus on two business segments -- Glass Technologies and Glass Services. We believe this new business portfolio will provide a reduced risk profile and greater opportunities for stronger growth and profitability."

                                    - more -

Apogee Enterprises, Inc.        At the Company:
7900 Xerxes Ave., South         Russell Huffer, CEO
Minneapolis, MN 55431           Robert G. Barbieri, CFO
(612) 835-1874                  Michael A. Bevilacqua, Treasurer


At the Financial Relations Board:
Larry Stein             Suzy Lynde
General Inquiries       Investor Inquiries
(312)266-7800           (312)266-7800

A New Segment Structure
Upon the closing of the sale, Huffer said Apogee will modify its business segment structure. Apogee currently has three segments. The modified structure will have two segments: Glass Technologies and Glass Services. The Glass Technologies segment will include the same businesses as before, plus the Wausau Architectural Products Group, which produces windows with glass fabricated by Viracon. Glass Services will be a new segment comprised of Apogee's auto glass businesses and Harmon, Inc., a leading provider of building glass services. Both Wausau and Harmon, Inc. are now part of Building Products & Services, which also includes Harmon, Ltd.

"We are very enthusiastic about Apogee's future," said Huffer. "Glass Technologies is now completing an expansion that will nearly double the segment's sales potential in just a few years, and Glass Services will have significant potential for profit improvement. Now the challenge is to execute. So far, our start-up at Statesboro and the move of our Optium(TM) CRT coating operation to the West Coast have been exemplary, and the progress of our businesses has been very encouraging."


CAUTIONARY STATEMENT
The discussion above contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management's current expectations or beliefs. The Company cautions readers that actual future results could differ materially from those described in the forward-looking statements depending upon the outcome of certain factors, including the risks and uncertainties identified in Exhibit 99 to the Company's Report on Form 10-K for the fiscal year ended February 28, 1998.

Apogee Enterprises, Inc. is a world leader in technologies involving the design and development of value-added glass products, services and systems. The company is organized into three operating segments: Glass Technologies (GT), Auto Glass
(AG), and Building Products & Services (BPS). Headquartered in Minneapolis, the company's stock is traded on the Nasdaq Stock Market under the symbol APOG.

   For more information on Apogee Enterprises, Inc. via facsimile at no cost, simply dial 1-800-PRO-INFO and enter the company code ticker APOG.

                                      # # #